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                                                                   EXHIBIT 12.1


                                D.R. HORTON, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

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                                                               For the fiscal years                           For the six months
                                                                ended September 30,                             ended March 31,
                                         -------------------------------------------------------------    ------------------------
                                             1995        1996        1997        1998         1999           1999         2000
                                         -------------------------------------------------------------    ------------------------
                                                                            ($'s in thousands)
Consolidated pretax income from
continuing operations...............        $58,022     $89,814    $108,550    $159,099     $263,826        $108,915    $132,204

Amortization of capitalized interest         18,734      25,670      29,323      47,995       58,153          25,856      28,593

Interest expensed...................          9,551      10,006      11,707      17,453       18,565           7,555       8,942

         Earnings...................        $86,307    $125,490    $149,580    $224,547     $340,544        $142,326    $169,739

Interest incurred...................        $34,500     $39,807     $51,978     $71,649      $83,090         $34,847     $51,158

         Fixed charges..............        $34,500     $39,807     $51,978     $71,649      $83,090         $34,847     $51,158

Ratio of earnings to fixed charges..           2.50        3.15        2.88        3.13         4.10            4.08        3.32
                                         =============================================================    ========================


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